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                           ASSET REPURCHASE AGREEMENT

                  This Asset Repurchase Agreement (the "Agreement") is entered into as of March 31, 1997 by and between John Alden Life Insurance Company, a Minnesota corporation ("Seller"), and SunAmerica Life Insurance Company, an Arizona corporation ("Purchaser").

                  Reference is made to the Asset Purchase and Sale Agreement dated as of November 29, 1996 by and between Seller and Purchaser (the "Asset Purchase Agreement") and the Stock Purchase and Sale Agreement dated as of November 29, 1996 by and between Seller and Purchaser (the "Stock Agreement"). The Asset Purchase Agreement and the Stock Agreement are referred to herein as the "1996 Agreements". All capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the 1996 Agreements.

                  WHEREAS, in connection with the transactions contemplated by the 1996 Agreements, Purchaser desires to have, and Seller desires to grant, the option to require Seller to repurchase certain of the assets transferred, sold or assigned by Seller to Purchaser under the Asset Purchase Agreement or owned by JANY for cash.

                  WHEREAS, Schedule A (which Schedule includes commercial and residential loans held by Seller or JANY) sets forth Mortgage Loans to be acquired by Purchaser under the Asset Purchase Agreement or which are Mortgage Loans under the Stock Purchase Agreement, which, due to the lack of or defects in the documentation required pursuant to the 1996 Agreements, are not acceptable to Purchaser ("Schedule A Mortgage Loans"). Such lack of or defects in documentation shall constitute a Put Event (as defined below) unless cured as provided herein.

                  NOW THEREFORE, in consideration of the premises and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, Seller and Purchaser, intending to be legally bound, hereby agree as follows:

                  Section 1.1 In the event that Purchaser determines that a Put Event shall be existing at the end of the Cure Period (as defined below) with respect to a Schedule A Mortgage Loan (each a "Rejected Asset"), Purchaser shall have the right to require Seller to repurchase for cash the Rejected Asset on a rescission basis (the amount of the cash purchase price being
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the Book Value on the Closing Date of the Rejected Asset plus interest for the
Cure Period calculated at the three month LIBOR rate in effect on the Business Day preceding the Closing Date plus 100 basis points, from the Closing Date to the date of repurchase, less any payments received in respect of the Rejected Asset by Purchaser (which payments shall be retained by Purchaser) during the Cure Period. The "Cure Period" shall mean the period beginning on the Closing Date and ending on (i) July 31, 1997 in the case of all Schedule A Mortgage Loans with respect to which the subject property is located outside of the States of New York, Connecticut, New Jersey and the District of Columbia, and
(ii) September 30, 1997 in the case of Schedule A Mortgage Loans with respect to which the subject property is located in the States of New York, Connecticut, New Jersey or the District of Columbia.

                  The repurchases contemplated by the paragraph immediately above shall be effected in accordance with the procedures set forth in Sections
1.2 and 1.3 below ("Asset Put Election").

                  One or more of the lack of or defects in documentation listed on Schedule A hereto, if not cured by Seller to the reasonable satisfaction of Purchaser on or prior to the second Business Day prior to the end of the Cure Period, constitutes a "Put Event" with respect to the related Schedule A Mortgage Loan.

                  Section 1.2 Purchaser may make an Asset Put Election with respect to any Schedule A Mortgage Loan by giving Seller notice of such Asset Put Election (a "Put Notice") within five (5) Business Days after the end of the Cure Period. The Put Notice shall identify the Rejected Asset and certify the Put Event as to each Rejected Asset upon which its rejection is based. The Put Notice shall also include the amount of cash Purchaser expects to receive as the repurchase price calculated in accordance with Section 1.1.

                  Section 1.3 Within ten (10) Business Days of the end of the Cure Period, Seller shall transfer to Purchaser as to each Rejected Asset cash in an amount calculated in accordance with Section 1.1 hereof. Purchaser shall simultaneously reconvey the Rejected Assets to Seller by appropriate transfer documents, but without warranty or representation by Purchaser except that Purchaser shall represent that it has not sold, assigned, transferred, modified or hypothecated such Rejected Assets to any other party or taken any action that materially and adversely affects the rights of the holder of such Rejected Assets without Seller's prior written consent, which consent shall not be unreasonably withheld.

                  Section 1.4. Attached as Schedule C is a listing of various Mortgage Loans. The Mortgage Loans on Schedule C are

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referred to herein as the "Schedule C Mortgage Loans". The parties have identified certain minor issues with respect to the documentation relating to the Schedule C Mortgage Loans, as noted on Schedule C. Seller, at its sole cost and expense, will use its commercially reasonable efforts to promptly resolving the identified problems with respect to the Schedule C Mortgage Loans (including any Mortgage Loans listed on Schedule B that duplicate the Mortgage Loans listed on Schedule A with respect to any problems on Schedule C) in addition to resolving the lack of or defects in documentation with respect to the Schedule A Mortgage Loans. Such efforts shall include retention of the employees listed on Schedule B, and at the request of Purchaser retention of a third party contractor reasonably acceptable to Seller and at Seller's sole cost and expense to aid in the resolution process.

                  Section 1.5. Seller's obligations under this Agreement are in addition to its obligations under the 1996 Agreements, as amended, and do not constitute a waiver by Purchaser of any of its rights or remedies under the 1996 Agreements. Without limiting the generality of the foregoing, Seller's obligations hereunder are not subject to the "basket" provisions in Section 10.3(b) or (c) of the Asset Purchase Agreement or Section 9.3(b) or (c) of the Stock Agreement.

                  Section 1.6. All representations and warranties set forth in the 1996 Agreements will survive the execution of this Agreement pursuant to the terms of the 1996 Agreements, notwithstanding any knowledge that Purchaser has with respect to any of the Mortgage Loans that are the subject of this Agreement and or the 1996 Agreements or its examination of any related documentation.

                  Section 1.7 The provisions in Article 12 (Miscellaneous) of the Asset Purchase Agreement shall be incorporated herein as though set forth in this Agreement in their entirety.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first set forth above.

                                       JOHN ALDEN LIFE INSURANCE COMPANY

                                       By: /s/Scott L. Stanton
                                          ------------------------------------
                                           Name:  Scott L. Stanton

                                           Title: Senior Vice President and

                                       Chief Financial Officer

                                       SUNAMERICA LIFE INSURANCE COMPANY

                                       By: /s/James W. Rowan
                                          ------------------------------------
                                           Name:  James W. Rowan
                                           Title: Senior Vice President

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